Exhibit 99.1

811 Louisiana, Suite 2100

Houston, TX 77002

713.584.1000

Targa Resources Corp. Reports First Quarter 2022 Financial Results

HOUSTON – May 5, 2022 - Targa Resources Corp. (NYSE: TRGP) (“TRGP,” the “Company” or “Targa”) today reported first quarter 2022 results.

First Quarter 2022 Financial Results

First quarter 2022 net income attributable to Targa Resources Corp. was $88.0 million compared to $146.4 million for the first quarter of 2021.

The Company reported adjusted earnings before interest, income taxes, depreciation and amortization, and other non-cash items (“adjusted EBITDA”) of $625.8 million for the first quarter of 2022 compared to $515.7 million for the first quarter of 2021.

On April 14, 2022, Targa declared a quarterly dividend of $0.35 per share of its common stock for the first quarter of 2022, or $1.40 per share on an annualized basis. Total cash dividends of approximately $80 million will be paid on May 16, 2022 on all outstanding shares of common stock to holders of record as of the close of business on April 29, 2022. Also, on April 14, 2022, Targa declared a quarterly cash dividend of $23.75 per share of its Series A Preferred Stock (“Series A Preferred”) for the first quarter of 2022. Total cash dividends of approximately $22 million were paid on May 2, 2022 on all outstanding shares of Series A Preferred to holders of record as of the close of business on April 25, 2022.

The Company reported distributable cash flow and adjusted free cash flow for the first quarter of 2022 of $494.6 million and $373.2 million, respectively.

First Quarter 2022 - Sequential Quarter over Quarter Commentary

Targa reported first quarter 2022 adjusted EBITDA of $625.8 million, representing a 10 percent increase when compared to the fourth quarter of 2021. The sequential increase in adjusted EBITDA was primarily attributable to the repurchase of the Company’s development company joint ventures (“DevCo JVs”) in January 2022 and higher Permian volumes across Targa’s Gathering and Processing (“G&P”) and Logistics and Transportation (“L&T”) systems, partially offset by the sale of Targa’s equity interest in Gulf Coast Express Pipeline LLC (“GCX”) in February 2022. In the G&P segment, favorable adjusted operating margin attributable to higher Permian natural gas inlet volumes and higher realized natural gas liquids (“NGL”) and condensate prices was offset by the impact of winter weather across Targa’s systems during the first quarter of 2022 and lower realized natural gas prices. In the L&T segment, higher pipeline transportation and fractionation volumes, partially offset by lower LPG export volumes and lower marketing margin, drove the sequential increase in segment adjusted operating margin. NGL pipeline transportation and fractionation volumes achieved record levels during the first quarter primarily due to higher supply volumes from Targa’s Permian G&P systems and third parties. Marketing margin was lower due to fewer optimization opportunities. Lower operating and G&A expenses were attributable to lower compensation expense and contract labor.

Capitalization and Liquidity

The Company’s total consolidated debt as of March 31, 2022 was $7,248.7 million, net of $41.3 million of debt issuance costs, with $5,997.6 million of outstanding Targa Resources Partners LP’s (the “Partnership”) senior notes, $995.0 million outstanding under the Company’s $2.75 billion senior revolving credit facility (the “TRGP Revolver”), $270.0 million outstanding under the Partnership’s accounts receivable securitization facility (the “Securitization Facility”), and $27.4 million of finance lease liabilities.

Total consolidated liquidity as of March 31, 2022 was approximately $2.0 billion, including $1.7 billion available under the TRGP Revolver, $135.9 million of cash, and $130.0 million available under the Securitization Facility.

Financing Update

In March 2022, the Partnership redeemed all of its outstanding 5.375% Senior Notes due 2027 (the “5.375% Notes”) with available liquidity under the TRGP Revolver. The Company recorded a loss due to debt extinguishment of $15.0 million, comprised of $12.6 million of premiums paid and a write-off of $2.4 million of debt issuance costs.

In April 2022, Targa completed an underwritten public offering of (i) $750.0 million in aggregate principal amount of the Company’s 4.200% Senior Notes due 2033 (the “4.200% Notes”) and (ii) $750.0 million in aggregate principal amount of 4.950% Senior Notes due 2052 (the “4.950% Notes”), resulting in net proceeds of approximately $1.5 billion. A portion of the net proceeds from the issuance was used to fund the concurrent cash tender offer (the “March Tender Offer”) and the subsequent redemption payment of the Partnership’s 5.875% Senior Notes due 2026 (the “5.875% Notes”), with the remainder of the net proceeds used for repayment of outstanding borrowings under the TRGP Revolver. As a result of the March Tender Offer and the subsequent redemption of the 5.875% Notes, the Company will record a loss due to debt extinguishment of $33.5 million in the second quarter of 2022.

In April 2022, the Partnership amended its Securitization Facility to, among other things, extend the facility termination date to April 19, 2023 and replace the London interbank offered rate-based interest rate option with Secured Overnight Financing Rate (“SOFR”) based interest rate options, including term SOFR and daily simple SOFR.

Capital Investments and Divestitures

Targa’s estimate for 2022 net growth capital expenditures remains unchanged between $700 million to $800 million, based on announced projects and other identified spending, including the Legacy I, Legacy II and Midway plants in its Permian region.

In January 2022, Targa closed on the purchase of all of Stonepeak Infrastructure Partners’ (“Stonepeak”) interests in its DevCo JVs for $926.3 million.

In February 2022, Targa announced that it executed agreements to sell Targa GCX Pipeline LLC, which held Targa’s 25 percent equity interest in GCX, for approximately $857 million. Targa expects to receive the full proceeds from the sale in the second quarter of 2022 as the customary call right period has now expired.

In April 2022, Targa closed on the acquisition of Southcross Energy Operating LLC and its subsidiaries in South Texas for a purchase price of approximately $200 million. Targa acquired a portfolio of complementary midstream infrastructure assets and associated contracts that have been integrated in its SouthTX Gathering and Processing operations.

Common Share Repurchases and Preferred Stock Redemption

In the first quarter of 2022, Targa repurchased 737,799 shares of its common stock at a weighted average price of $67.37 for a total net cost of $49.7 million. There was $318.8 million remaining under the Company’s $500 million authorized common share repurchase program as of March 31, 2022.

In May 2022, Targa redeemed in full all of the Company’s issued and outstanding shares of Series A Preferred. Following the redemption, the Company has no Series A Preferred outstanding and all rights of the holders of shares of Series A Preferred were terminated.

2022 Operational and Financial Expectations

Targa’s estimate for 2022 average Permian natural gas inlet volumes to increase 12 percent to 15 percent over its 2021 average Permian natural gas inlet volumes remains unchanged and would drive incremental volumes through its L&T systems.

As the underlying fundamentals of Targa’s businesses continue to strengthen, Targa continues to expect that if prices average around current levels for 2022, the Company would exceed the top end of its previously disclosed full year 2022 adjusted EBITDA guidance range. In February 2022, the Company disclosed that it estimated full year adjusted EBITDA to be between $2.3 billion and $2.5 billion, which assumed NGL composite barrel prices average $0.85 per gallon, crude oil prices average $75 per barrel and Waha natural gas prices average $3.75 per million British Thermal Units (“MMbtu”) for 2022. Please see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of forward-looking estimated adjusted EBITDA and a reconciliation of such measure to its most directly comparable GAAP financial measure.

An earnings supplement presentation and an updated investor presentation are available under Events and Presentations in the Investors section of the Company’s website at www.targaresources.com/investors/events.

Conference Call

The Company will host a conference call for the investment community at 11:00 a.m. Eastern time (10:00 a.m. Central time) on May 5, 2022 to discuss its first quarter results. The conference call can be accessed via webcast under Events and Presentations in the Investors section of the Company’s website at www.targaresources.com/investors/events, or by going directly to https://edge.media-server.com/mmc/p/wassgyck. A webcast replay will be available at the link above approximately two hours after the conclusion of the event.

Targa Resources Corp. – Consolidated Financial Results of Operations

	Three Months Ended March 31,
	2022	2021	2022 vs. 2021
	(In millions)
Revenues:
Sales of commodities	$4,566.2	$3,367.7	$1,198.5	36%
Fees from midstream services	392.9	265.0	127.9	48%
Total revenues	4,959.1	3,632.7	1,326.4	37%
Product purchases and fuel	4,204.1	2,836.3	1,367.8	48%
Operating expenses	183.5	171.1	12.4	7%
Depreciation and amortization expense	209.1	216.2	(7.1)	(3%)
General and administrative expense	67.1	61.4	5.7	9%
Other operating (income) expense	(0.5)	3.6	(4.1)	(114%)
Income (loss) from operations	295.8	344.1	(48.3)	(14%)
Interest expense, net	(93.6)	(98.4)	4.8	5%
Equity earnings (loss)	5.6	11.8	(6.2)	(53%)
Gain (loss) from financing activities	(15.8)	(14.7)	(1.1)	7%
Other, net	(0.5)	0.1	(0.6)	NM
Income tax (expense) benefit	(22.9)	(15.0)	(7.9)	53%
Net income (loss)	168.6	227.9	(59.3)	(26%)
Less: Net income (loss) attributable to noncontrolling interests	80.6	81.5	(0.9)	(1%)
Net income (loss) attributable to Targa Resources Corp.	88.0	146.4	(58.4)	(40%)
Premium on repurchase of noncontrolling interests, net of tax	53.1	—	53.1	100%
Dividends on Series A Preferred Stock	21.8	21.8	—	—
Net income (loss) attributable to common shareholders	$13.1	$124.6	$(111.5)	(89%)
Financial data:
Adjusted EBITDA (1)	$625.8	$515.7	$110.1	21%
Distributable cash flow (1)	494.6	397.4	97.2	24%
Adjusted free cash flow (1)	373.2	336.4	36.8	11%

(1)	Adjusted EBITDA, distributable cash flow and adjusted free cash flow are non-GAAP financial measures and are discussed under “Non-GAAP Financial Measures.”
NM	Due to a low denominator, the noted percentage change is disproportionately high and as a result, considered not meaningful or material.

Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021

The increase in commodity sales reflects higher NGL, natural gas and condensate prices ($1,385.7 million) and higher natural gas volumes ($20.3 million), partially offset by lower NGL volumes ($20.2 million) and the unfavorable impact of hedges ($188.0 million).

The increase in fees from midstream services is primarily due to higher gas gathering and processing fees, transportation and fractionation fees and export volumes.

The increase in product purchases and fuel reflects higher NGL, natural gas and condensate prices and higher natural gas volumes, partially offset by lower NGL volumes.

The increase in operating expenses was due to higher labor and maintenance costs primarily due to increased activity and system expansions, partially offset by lower taxes and the reduction in expense from a major winter storm that affected regions across Texas, New Mexico, Oklahoma and Louisiana during the first quarter of 2021.

See “—Review of Segment Performance” for additional information on a segment basis.

The decrease in depreciation and amortization expense is primarily due to a lower depreciable base associated with assets that were impaired during the fourth quarter of 2021.

The increase in general and administrative expense is primarily due to higher insurance costs and professional fees.

The decrease in interest expense, net is primarily due lower net borrowings and an increase in capitalized interest resulting from higher growth capital investments.

The decrease in equity earnings is primarily due to lower earnings from the Company’s investments in GCX DevCo JV and the Badlands, partially offset by lower losses from the Company’s investments in Gulf Coast Fractionators, T2 Eagle Ford Gathering Company L.L.C. and T2 LaSalle Gathering Company L.L.C. Lower equity earnings from the Company’s investments in GCX DevCo JV were due to the DevCo JV Repurchase in 2022.

During 2022, the Company terminated its previous TRGP senior secured revolving credit facility and the Partnership’s senior secured revolving credit facility and the Partnership redeemed the 5.375% Notes, resulting in a net loss from financing activities. During 2021, the Partnership redeemed its 5.125% Senior Notes due 2025, the Targa Pipeline Partners LP (“TPL”) 4.750% Senior Notes due 2021 and the TPL 5.875% Senior Notes due 2023, resulting in a net loss from financing activities.

The increase in income tax expense is primarily due to a smaller release of the valuation allowance in 2022 compared to 2021, partially offset by a decrease in pre-tax book income.

During the first quarter of 2022, the Company closed on the purchase of all of Stonepeak’s interests in the DevCo JVs for $926.3 million. The change in the Company’s ownership interests was accounted for as an equity transaction representing the acquisition of noncontrolling interests resulting in a $53.1 million premium on repurchase of noncontrolling interests, net of tax.

Review of Segment Performance

The following discussion of segment performance includes inter-segment activities. The Company views segment operating margin and adjusted operating margin as important performance measures of the core profitability of its operations. These measures are key components of internal financial reporting and are reviewed for consistency and trend analysis. For a discussion of adjusted operating margin, see “Non-GAAP Financial Measures ― Adjusted Operating Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation.

The Company operates in two primary segments: (i) Gathering and Processing; and (ii) Logistics and Transportation.

Gathering and Processing Segment

The Gathering and Processing segment includes assets used in the gathering and/or purchase and sale of natural gas produced from oil and gas wells, removing impurities and processing this raw natural gas into merchantable natural gas by extracting NGLs; and assets used for the gathering and terminaling and/or purchase and sale of crude oil. The Gathering and Processing segment's assets are located in the Permian Basin of West Texas and Southeast New Mexico (including the Midland, Central and Delaware Basins); the Eagle Ford Shale in South Texas; the Barnett Shale in North Texas; the Anadarko, Ardmore, and Arkoma Basins in Oklahoma (including the SCOOP and STACK) and South Central Kansas; the Williston Basin in North Dakota (including the Bakken and Three Forks plays); and the onshore and near offshore regions of the Louisiana Gulf Coast and the Gulf of Mexico.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2022	2021	2022 vs. 2021
	(In millions, except operating statistics and price amounts)
Operating margin	$397.6	$275.1	$122.5	45%
Operating expenses	116.6	105.5	11.1	11%
Adjusted operating margin	$514.2	$380.6	$133.6	35%
Operating statistics (1):
Plant natural gas inlet, MMcf/d (2),(3)
Permian Midland (4)	2,075.1	1,658.3	416.8	25%
Permian Delaware	977.0	737.6	239.4	32%
Total Permian	3,052.1	2,395.9	656.2

SouthTX (5)	162.1	176.4	(14.3)	(8%)
North Texas	175.3	175.4	(0.1)	—
SouthOK (5)	407.3	375.2	32.1	9%
WestOK	202.5	202.7	(0.2)	—
Total Central	947.2	929.7	17.5

Badlands (5) (6)	125.0	134.9	(9.9)	(7%)
Total Field	4,124.3	3,460.5	663.8

Coastal	602.1	652.6	(50.5)	(8%)

Total	4,726.4	4,113.1	613.3	15%
NGL production, MBbl/d (3)
Permian Midland (4)	300.8	237.0	63.8	27%
Permian Delaware	129.8	96.5	33.3	35%
Total Permian	430.6	333.5	97.1

SouthTX (5)	20.3	17.6	2.7	15%
North Texas	19.2	19.2	—	—
SouthOK (5)	50.5	43.8	6.7	15%
WestOK	14.9	16.1	(1.2)	(7%)
Total Central	104.9	96.7	8.2

Badlands (5)	14.7	15.5	(0.8)	(5%)
Total Field	550.2	445.7	104.5

Coastal	37.1	40.0	(2.9)	(7%)

Total	587.3	485.7	101.6	21%
Crude oil, Badlands, MBbl/d	122.7	136.2	(13.5)	(10%)
Crude oil, Permian, MBbl/d	30.6	34.9	(4.3)	(12%)
Natural gas sales, BBtu/d (3)	2,126.3	1,956.0	170.3	9%
NGL sales, MBbl/d (3)	424.8	349.0	75.8	22%
Condensate sales, MBbl/d	14.4	15.2	(0.8)	(5%)
Average realized prices - inclusive of hedges (7):
Natural gas, $/MMBtu	4.09	2.51	1.58	63%
NGL, $/gal	0.79	0.46	0.33	72%
Condensate, $/Bbl	75.72	46.80	28.92	62%

(1)

Segment operating statistics include the effect of intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period and the denominator is the number of calendar days during the period.

(2)	Plant natural gas inlet represents the Company’s undivided interest in the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant, other than Badlands.
(3)	Plant natural gas inlet volumes and gross NGL production volumes include producer take-in-kind volumes, while natural gas sales and NGL sales exclude producer take-in-kind volumes.
(4)

Permian Midland includes operations in WestTX, of which the Company owns 72.8%, and other plants that are owned 100% by the Company. Operating results for the WestTX undivided interest assets are presented on a pro-rata net basis in the Company’s reported financials.

(5)	Operations include facilities that are not wholly owned by the Company.
(6)	Badlands natural gas inlet represents the total wellhead volume and includes the Targa volumes processed at the Little Missouri 4 plant.
(7)

Average realized prices include the effect of realized commodity hedge gain/loss attributable to the Company’s equity volumes. The price is calculated using total commodity sales plus the hedge gain/loss as the numerator and total sales volume as the denominator.

The following table presents the realized commodity hedge gain (loss) attributable to the Company’s equity volumes that are included in the adjusted operating margin of the Gathering and Processing segment:

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	(In millions, except volumetric data and price amounts)
	Volume Settled	Price Spread (1)	Gain (Loss)	Volume Settled	Price Spread (1)	Gain (Loss)
Natural gas (BBtu)	17.5	$(1.78)	$(31.2)	18.0	$(0.72)	$(12.8)
NGL (MMgal)	170.4	(0.46)	(78.0)	122.7	(0.19)	(22.9)
Crude oil (MBbl)	0.5	(39.40)	(19.7)	0.5	(4.00)	(2.2)
			$(128.9)			$(37.9)

(1)	The price spread is the differential between the contracted derivative instrument pricing and the price of the corresponding settled commodity transaction.

Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021

The increase in adjusted operating margin was due to higher realized commodity prices, natural gas inlet volumes and fees predominantly in the Permian. The increase in natural gas inlet volumes in the Permian was attributable to higher production, higher producer activity and the addition of the Heim plant during the third quarter of 2021. Prior year natural gas inlet volumes were impacted by the short-term operational disruption associated with a major winter storm that affected regions across Texas, New Mexico, Oklahoma and Louisiana, which reduced the Company’s Permian and Central region volumes during the first quarter of 2021. In the Badlands, the decrease in volumes was attributable to lower production and the impact of winter weather, while lower volumes in the Coastal region were due to lower production and continued low producer activity.

Operating expenses were higher due to increased activity levels in the Permian and the addition of the Heim plant in the third quarter of 2021, which resulted in increased labor costs, materials and chemicals.

Logistics and Transportation Segment

The Logistics and Transportation segment includes the activities and assets necessary to convert mixed NGLs into NGL products and also includes other assets and value-added services such as transporting, storing, fractionating, terminaling, and marketing of NGLs and NGL products, including services to LPG exporters and certain natural gas supply and marketing activities in support of the Company’s other businesses. The Logistics and Transportation segment also includes Grand Prix NGL Pipeline, which connects the Company’s gathering and processing positions in the Permian Basin, Southern Oklahoma and North Texas with the Company’s Downstream facilities in Mont Belvieu, Texas. The associated assets are generally connected to and supplied in part by the Company’s Gathering and Processing segment and, except for the pipelines and smaller terminals, are located predominantly in Mont Belvieu and Galena Park, Texas, and in Lake Charles, Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2022	2021	2022 vs. 2021
	(In millions, except operating statistics)
Operating margin	$352.1	$348.7	$3.4	1%
Operating expenses	66.9	65.8	1.1	2%
Adjusted operating margin	$419.0	$414.5	$4.5	1%
Operating statistics MBbl/d (1):
NGL pipeline transportation volumes (2)	459.7	342.5	117.2	34%
Fractionation volumes	702.8	545.8	157.0	29%
Export volumes (3)	340.8	283.3	57.5	20%
NGL sales	872.8	827.3	45.5	5%

(1)

Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period and the denominator is the number of calendar days during the period.

(2)	Represents the total quantity of mixed NGLs that earn a transportation margin.
(3)	Export volumes represent the quantity of NGL products delivered to third-party customers at the Company’s Galena Park Marine Terminal that are destined for international markets.

Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021

The increase in adjusted operating margin was primarily due to higher pipeline transportation and fractionation volumes and higher LPG export volumes, partially offset by lower marketing margin. Pipeline transportation and fractionation volumes benefited from higher supply volumes primarily from the Company’s Permian Gathering and Processing systems. Prior year Downstream system volumes were impacted by the short-term operational disruption and impacts associated with a major winter storm that affected regions across Texas, New Mexico, Oklahoma and Louisiana, which reduced our Permian and Central region volumes during the first quarter of 2021. Higher optimization margin attributable to the winter storm resulted in higher marketing margin in the first quarter of 2021.

Operating expenses were slightly higher due to higher repairs and maintenance.

Other

	Three Months Ended March 31,
	2022	2021	2022 vs. 2021
	(In millions)
Operating margin	$(178.3)	$1.5	$(179.8)
Adjusted operating margin	$(178.3)	$1.5	$(179.8)

Other contains the results of commodity derivative activity mark-to-market gains/losses related to derivative contracts that were not designated as cash flow hedges. The Company has entered into derivative instruments to hedge the commodity price associated with a portion of the Company’s future commodity purchases and sales and natural gas transportation basis risk within the Company’s Logistics and Transportation segment.

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream infrastructure companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary domestic midstream infrastructure assets and its operations are critical to the efficient, safe and reliable delivery of energy across the United States and increasingly to the world. The Company’s assets connect natural gas and NGLs to domestic and international markets with growing demand for cleaner fuels and feedstocks. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, transporting, and purchasing and selling natural gas; transporting, storing, fractionating, treating, and purchasing and selling NGLs and NGL products, including services to LPG exporters; and gathering, storing, terminaling, and purchasing and selling crude oil.

Targa is a FORTUNE 500 company and is included in the S&P 400.

For more information, please visit the Company’s website at www.targaresources.com.

Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: adjusted EBITDA, distributable cash flow, adjusted free cash flow and adjusted operating margin (segment). The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures.

The Company utilizes non-GAAP measures to analyze the Company’s performance. Adjusted EBITDA, distributable cash flow, adjusted free cash flow and adjusted operating margin (segment) are non-GAAP measures. The GAAP measures most directly comparable to these non-GAAP measures are income (loss) from operations, Net income (loss) attributable to Targa Resources Corp. and segment operating margin. These non-GAAP measures should not be considered as an alternative to GAAP measures and have important limitations as analytical tools. Investors should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Additionally, because the Company’s non-GAAP measures exclude some, but not all, items that affect income and segment operating margin, and are defined differently by different companies within the Company’s industry, the Company’s definitions may not be comparable with similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of the Company’s non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

Adjusted Operating Margin

The Company defines adjusted operating margin for the Company’s segments as revenues less product purchases and fuel. It is impacted by volumes and commodity prices as well as by the Company’s contract mix and commodity hedging program.

Gathering and Processing adjusted operating margin consists primarily of:

•	service fees related to natural gas and crude oil gathering, treating and processing; and
•	revenues from the sale of natural gas, condensate, crude oil and NGLs less producer settlements, fuel and transport and the Company’s equity volume hedge settlements.

Logistics and Transportation adjusted operating margin consists primarily of:

•	service fees (including the pass-through of energy costs included in fee rates);

•	system product gains and losses; and
•	NGL and natural gas sales, less NGL and natural gas purchases, fuel, third-party transportation costs and the net inventory change.

The adjusted operating margin impacts of mark-to-market hedge unrealized changes in fair value are reported in Other.

Adjusted operating margin for the Company’s segments provides useful information to investors because it is used as a supplemental financial measure by management and by external users of the Company’s financial statements, including investors and commercial banks, to assess:

•	the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;
•	the Company’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of capital expenditure projects and acquisitions and the overall rates of return on alternative investment opportunities.

Management reviews adjusted operating margin and operating margin for the Company’s segments monthly as a core internal management process. The Company believes that investors benefit from having access to the same financial measures that management uses in evaluating the Company’s operating results. The reconciliation of the Company’s adjusted operating margin to the most directly comparable GAAP measure is presented under “Review of Segment Performance.”

Adjusted EBITDA

The Company defines adjusted EBITDA as Net income (loss) attributable to Targa Resources Corp. before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of the Company’s financial statements such as investors, commercial banks and others to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support the Company’s indebtedness and pay dividends to the Company’s investors.

Distributable Cash Flow and Adjusted Free Cash Flow

The Company defines distributable cash flow as adjusted EBITDA less cash interest expense on debt obligations, cash tax (expense) benefit and maintenance capital expenditures (net of any reimbursements of project costs). The Company defines adjusted free cash flow as distributable cash flow less growth capital expenditures, net of contributions from noncontrolling interest and net contributions to investments in unconsolidated affiliates. Distributable cash flow and adjusted free cash flow are performance measures used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess the Company’s ability to generate cash earnings (after servicing the Company’s debt and funding capital expenditures) to be used for corporate purposes, such as payment of dividends, retirement of debt or redemption of other financing arrangements.

The following table presents a reconciliation of Net income (loss) attributable to Targa Resources Corp. to adjusted EBITDA, distributable cash flow and adjusted free cash flow for the periods indicated:

	Three Months Ended March 31,
	2022	2021
	(In millions)
Reconciliation of Net income (loss) attributable to Targa Resources Corp. to Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow
Net income (loss) attributable to Targa Resources Corp.	$88.0	$146.4
Interest (income) expense, net	93.6	98.4
Income tax expense (benefit)	22.9	15.0
Depreciation and amortization expense	209.1	216.2
(Gain) loss on sale or disposition of assets	(1.0)	—
Write-down of assets	0.5	3.5
(Gain) loss from financing activities (1)	15.8	14.7
Equity (earnings) loss	(5.6)	(11.8)
Distributions from unconsolidated affiliates and preferred partner interests, net	12.5	33.3
Compensation on equity grants	13.5	15.0
Risk management activities	178.2	(1.5)
Noncontrolling interests adjustments (2)	(1.7)	(13.5)
Adjusted EBITDA	$625.8	$515.7
Interest expense on debt obligations (3)	(91.7)	(98.8)
Maintenance capital expenditures, net (4)	(37.7)	(19.0)
Cash taxes	(1.8)	(0.5)
Distributable Cash Flow	$494.6	$397.4
Growth capital expenditures, net (4)	(121.4)	(61.0)
Adjusted Free Cash Flow	$373.2	$336.4

(1)	Gains or losses on debt repurchases or early debt extinguishments.
(2)	Noncontrolling interest portion of depreciation and amortization expense.
(3)	Excludes amortization of interest expense.
(4)	Represents capital expenditures, net of contributions from noncontrolling interests and includes net contributions to investments in unconsolidated affiliates.

The following table presents a reconciliation of estimated net income of the Company to estimated adjusted EBITDA for 2022:

2022E
(In millions)
Reconciliation of Estimated Net Income attributable to Targa Resources Corp. to
Estimated Adjusted EBITDA
Net income attributable to Targa Resources Corp.	$1,260.0
Interest expense, net	350.0
Income tax expense	270.0
Depreciation and amortization expense	880.0
(Gain) loss on sale of assets	(440.0)
Equity (earnings) loss	—
Distributions from unconsolidated affiliates and preferred partner interests, net	45.0
Compensation on equity grants	55.0
Noncontrolling interests adjustments (1)	(20.0)
Estimated Adjusted EBITDA	$2,400.0

(1)	Noncontrolling interest portion of depreciation and amortization expense.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, commodity price volatility due to ongoing conflict in Ukraine, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact the Company's investor relations department by email at InvestorRelations@targaresources.com or by phone at (713) 584-1133.

Sanjay Lad

Vice President, Finance & Investor Relations

Jennifer Kneale

Chief Financial Officer